EXHIBIT 5.1


                          Opinion of Phillips Nizer LLP

                               PHILLIPS NIZER LLP
                          666 FIFTH AVENUE, SUITE 2800
                               NEW YORK, NY 10103
                               Tel: (212) 997-9700
                               Fax: (212) 262-5152

                                                                    July 5, 2006

Golden River Ressources Corporation
Level 8, 580 St Kilda Road
Melbourne  Victoria  3004
Australia

         Re:      Form SB-2 Registration Statement

Ladies and Gentlemen:

     In connection with the registration of an aggregate of 30,000,000 shares of Common Stock, $.0001 par value (the "Shares") of Golden River Resources Corporation, a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended (the "Act"), you have requested our opinion as to whether the Shares, including (i) 10,000,000 shares of common stock issuable upon exercise of special warrants (the "Special Warrants"), each of which is exercisable at any time to acquire, without additional consideration, one share of common stock; and (ii) 20,000,000 shares of common stock issuable upon exercise of regular warrants (the "Regular Warrants" and together with the Special Warrants, the "Warrants"), each of which is exercisable to purchase one shares of common stock for an exercise price of $0.1542 per share, will be lawfully and validly issued, fully paid, and non-assessable at the respective times of exercise.

     The opinions set forth in this letter are based on a review of the Delaware General Corporation Law and the federal laws of the United States of America.

     For purposes of offering this opinion, we have examined originals or copies of the documents listed below. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us as copies. The documents we have examined are:

     1.   The Form SB-2 Registration Statement;

     2.   The Certificate of Incorporation of the Company, as amended;

     3.   The By-laws of the Company, as amended;

     4. The resolutions of the Board of Directors of the Company with respect to the issuance of the Shares;

     5.   The Securities Purchase Agreement dated June 9, 2006;

     6.   The Special Warrant; and

     7.   The Regular Warrant;

     In  addition,   in  rendering  this  opinion,  we  have  relied  upon  your representation that the Shares will be offered to the public in the manner and on the terms identified or referred to in the Registration Statement.

     Based upon and subject to the foregoing, after having given due regard to such issues of law as we deemed relevant, we are of the opinion that the Shares, upon due exercise in accordance with the terms of the Warrants, will be lawfully and validly issued, fully paid, and non-assessable.


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                             EXHIBIT 5.1 (continued)

     We hereby consent to the reference to this firm in the prospectus included in this Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                        Sincerely,

                                        /s/ Phillips Nizer LLP

                                        Phillips Nizer LLP